Contact	Contact
Robert L. Messier, Jr.	Mark J. Blum
Chief Executive Officer	President
(860) 585-2117	(860) 585-2118

TWO VALLEY BANK DIRECTORS RETIRE

Bristol, Connecticut – June 26, 2007.   David W. Florian and James G. Biondi have retired from the Board of Directors of Valley Bank and First Valley Bancorp, Inc. as of the June 25, 2007 Special Shareholders Meeting.

Robert L. Messier, Jr., CEO of Valley Bank said, “Both of these gentlemen were Founding Directors of Valley Bank.  A little over seven years ago, when Valley Bank was just a dream, they were involved in the formation of the Bank and raising of capital.  In fact, they were also part of the group that loaned money to the Bank while it was in organization so that the Bank would have operating funds.”

Messier continued, “Jim Biondi was chairman of the Bank’s Loan Committee and was superb in his due diligence on each loan request.  He made us think and was very sensitive to the need to protect shareholder interests by minimizing risk.”

“Dave Florian chaired the Bank’s Audit\Compliance Committee and in the beginning, chaired the Building Committee.  In both cases, he was very committed to details and helped shape our culture with respect to doing things right the first time and limiting unnecessary expenses,” said Messier.

Messier continued, “I think the best comment I can make about these two gentlemen is that if banks had Directors like these in the 80’s, maybe there would have been less problem banks throughout the country.”

“Valley Bank has been blessed with quality Directors who execute their responsibilities with the utmost of integrity and commitment to excellence,” said Messier.

Messier said, “Both Directors have been elected to Director Emeritus status by the Valley Bank Board of Directors.   We will miss their sage advice and support.”
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